EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC TO INCREASE OWNERSHIP STAKE IN FINANCIAL FREEDOM TO 100 PERCENT
— Company Will Not Seek IPO for Financial Freedom, Retaining it as a Wholly
Owned Subsidiary—
PASADENA, Calif.—(BUSINESS WIRE)—July 5, 2006—IndyMac Bancorp, Inc. (NYSE:NDE) (“Indymac®” or the “Company”), the holding company for Indymac Bank, F.S.B. (“Indymac Bank®”), today announced that it will increase its ownership stake from 93.75% to 100 percent in Financial Freedom Senior Funding Corporation (“Financial Freedom”). Indymac had previously announced on May 1, 2006 that its board of directors had authorized management to evaluate and plan for the Initial Public Offering (IPO) of Financial Freedom shares. The Company has concluded that the benefits of keeping Financial Freedom as a wholly owned subsidiary outweigh those associated with an IPO and, therefore, has elected not to pursue the IPO.
“After thorough analysis, we determined that it is in the best interest of our shareholders for Indymac to keep Financial Freedom as a wholly owned subsidiary focused on the senior market. This will allow us to fully leverage Indymac’s systems, infrastructure and mortgage banking expertise in a way that will enable Financial Freedom to remain a highly profitable and dominant player in the fast-growing but ever more competitive reverse mortgage market,” stated Michael W. Perry, Chairman and Chief Executive Officer of Indymac.
Advantages of Retaining Financial Freedom as a Wholly-Owned Subsidiary
“There are three compelling reasons to keep Financial Freedom as a wholly owned subsidiary,” continued Perry. “First, spinning off Financial Freedom would create conflicts between Financial Freedom and Indymac that would keep us from maximizing the opportunity we have to profitably grow our reverse mortgage business. Second, if we proceeded with an IPO, Financial Freedom would not be as likely to take full advantage of Indymac’s expertise in product development, secondary marketing and servicing, and in other support areas. Finally, the IPO would have been diversionary to the Financial Freedom management team at a time when it is critical that they be focused on taking the business to the next level.”
“Financial Freedom’s management team, led by CEO Jim Mahoney, has done a phenomenal job in building strong brand identification among seniors and becoming the dominant player in reverse mortgages, with an estimated 56 percent market share as of Q1-06,” continued Perry. “However, other major mortgage players are likely to soon enter the market, and competition will intensify. Just as we have successfully competed as competition intensified in the Alt-A market, I am confident we will do so in reverse mortgages.”
James Mahoney, Financial Freedom’s CEO, added, “a positive to having other mortgage players enter the market is that their presence will serve to increase the awareness of the benefits of reverse mortgages among seniors. This will result in the whole market expanding more rapidly and benefit all players, including Financial Freedom.”
Financial Freedom will continue to focus on what it does best — marketing, sales, operations, and servicing - as it seeks to execute efficiently while growing rapidly. Indymac can provide Financial Freedom the financial muscle and expertise it needs in several other areas to rapidly scale its business, such as the following:
▪	Product Development — As the reverse mortgage market evolves and becomes more sophisticated, new product development will become increasingly important. As it refines and expands its own product line, Financial Freedom will benefit from Indymac’s experience in developing niche products.

▪	Secondary Marketing — The secondary market for reverse mortgages is currently quite narrow, and Financial Freedom handles the distribution of its loans into this market on its own today. But as this market evolves, Indymac will be able to provide significant advantages to Financial Freedom in terms of secondary market alternatives, execution and pricing.

▪	Loan Servicing — Loan servicing is a scale business, and Indymac has achieved economies of scale in its servicing, having recently eclipsed the $100 billion mark in its mortgage servicing portfolio. Financial Freedom also services its own loan portfolio, but in the future Indymac plans to more closely coordinate the two groups and their systems to achieve best practices and efficiencies.

▪	Distribution Network and Cross-selling — Indymac’s vast network of relationships with brokers and financial institutions, as well as its branch network, can be used to market reverse mortgages to its customers, both consumer and wholesale. This program is in its infancy but represents a great opportunity for Financial Freedom, if properly harnessed.
Management Succession at Financial Freedom
With respect to the Financial Freedom management team, Mr. Mahoney has entered into a new five-year contract whereby he will remain the Chairman of the board of directors of Financial Freedom and also serve as co-CEO until December 31, 2006, at which time he will step down as co-CEO but remain Chairman, focusing on the vision and overall strategy for the company and representing Financial Freedom on reverse mortgage industry issues. Additionally, Mr. Mahoney entered into an agreement selling his remaining 6.25 percent interest in Financial Freedom to Indymac for $40 million. Indymac acquired Financial Freedom two years ago, and in the first quarter under Indymac’s ownership (Q3-04), the company generated $450 million in reverse mortgage volume and $4 million in net income. In the most recent quarter (Q1-06), Financial Freedom generated $1.1 billion in reverse mortgage volume and earned $8 million in net income.
“Jim Mahoney and his team have done a great job in building Financial Freedom into a reverse mortgage powerhouse,” stated Perry. “He has reached a stage in his career where he wants to focus on strategic direction and key industry issues and not on the day-to-day details of building infrastructure and achieving scale operations. Jim’s new role is perfect for what he wants to do, and having him focus on the big picture will greatly assist Indymac in continuing to grow Financial Freedom and maintaining its industry leadership position.”

Michelle Minier, an 11-year veteran of Indymac and currently Executive Vice President in charge of Central Mortgage Operations (CMO) and a member of Indymac Bank’s Executive Committee, will join Financial Freedom as co-CEO with Mr. Mahoney effective immediately and will become sole CEO effective January 1, 2007.
During her career at Indymac, Ms. Minier has held a number of increasingly senior and strategic roles. She has an accounting background at Indymac as Assistant Controller and rapidly moved to the profit center side of the business, eventually becoming President of Warehouse Lending and, later, EVP and President of B2B Lending (Indymac’s largest business line, now called the Mortgage Professionals Group).
In her current role as head of the CMO, she is directly responsible for all aspects of mortgage lending operations across all business channels of Indymac Bank, including all standards, processes, systems and procedures. In the seven-quarter period through Q1-06 that Ms. Minier has led the CMO group, Indymac’s mortgage volume has nearly doubled. During her tenure in mortgage banking leadership positions at Indymac, the Company has climbed from being ranked the 24th largest mortgage lender in the nation in 2002 to #7 as of Q1-06.
“The promotion of Michelle Minier to CEO of Financial Freedom is a key strategic move to ensure that Financial Freedom maximizes its potential in the reverse mortgage business,” stated Mr. Mahoney. “She has a track record of successfully managing rapidly growing mortgage businesses and she knows how to build scale operations and lower costs, which will be critical as the reverse mortgage business matures and gets more competitive. As a long-time employee of Indymac, she knows the Company very well and will know exactly when, where and how to use the resources at Indymac for Financial Freedom’s competitive advantage.”
Two other key Financial Freedom executives will continue on in their current roles. Bart Johnson, a 4-year veteran of Financial Freedom, will continue as President, and Al Benedetti, a 7-year veteran, will remain the Chief Financial Officer. “Bart and Al have been critical to our success, and I am pleased they will be staying on to help us grow into the future”, concluded Mahoney.

Summary
“Keeping Financial Freedom as a wholly owned subsidiary is the right move for Indymac”, concluded Perry. “We will not consolidate it into Indymac and have reverse mortgages become just another Indymac product, but will maintain its unique position as an independent company focused on the senior market. In this way, Financial Freedom fits perfectly into Indymac’s vision of (1) being a top national mortgage player, (2) having distinctive market niches with seniors and Hispanics (two high-growth markets), (3) operating a profitable thrift investment portfolio and (4) building a valuable Southern California branch banking franchise.”
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About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the largest savings and loan in Los Angeles and the seventh largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to constantly raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com

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